Exhibit 16.1

March 31, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by SeaSpine Holdings Corporation (copy attached) which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of SeaSpine Holdings Corporation dated March 28, 2017. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
San Diego, California

Attachment

Dismissal of Independent Registered Public Accounting Firm.

On March 28, 2017, the Audit Committee of the Board of Directors (the Audit Committee) of SeaSpine Holdings Corporation (the Company) dismissed PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm.
PwC’s audit reports on the Company's consolidated financial statements for the fiscal years ended December 31, 2016 and 2015 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
During the Company’s two most recent fiscal years, which ended December 31, 2016 and December 31, 2015, and the subsequent interim period through March 28, 2017, (i) there were no “disagreements” (within the meaning set forth in Item 304(a)(1)(iv) of Regulation S-K) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of the disagreements in connection with their reports; and (ii) there were no “reportable events” (within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K).